Exhibit 99.1

FOR IMMEDIATE RELEASE
For Further Information Contact:

Gregory S. Gronau, President and Chief Executive Officer
Gerald W. Koslow, Chief Financial Officer
PH: 702.384.2425
FX: 702.384.1965

Gaming Partners International Corporation Reports Financial Results
For the Third Quarter and First Nine Months of 2011

Las Vegas, Nevada, November 10, 2011– Gaming Partners International Corporation (Nasdaq: GPIC), a leading worldwide provider of casino currency and table gaming equipment, today announced financial results for the third quarter and nine months ended September 30, 2011.

For the third quarter of 2011, the Company posted revenues of $13.8 million and net income of $0.5 million, or $0.06 per basic and diluted share. These results compare to revenues of $12.4 million and net income of $0.8 million, or $0.09 per basic and diluted share, for the third quarter of 2010. Gross profit for the third quarter of 2011 was $4.2 million, or 31% of revenues, compared to $4.1 million, or 33% of revenues, for the prior year quarter.

The increase in revenue for the third quarter of 2011, compared to the same prior year period, was due primarily to an approximate $1.0 million increase in sales of European-style casino chips to Asia, particularly to SJM casinos in Macau.  Additionally, the Company realized $0.3 million in RFID solutions revenue in Asia in the third quarter of 2011.

For the first nine months of 2011, the Company posted revenues of $46.4 million and net income of $3.1 million, or $0.38 per basic and diluted share. These results compare to revenues of $43.2 million and net income of $3.5 million, or $0.42 per basic and diluted share, for the first nine months of 2010. Gross profit for the first nine months of 2011 was $15.1 million, or 33% of revenues, compared to $16.3 million, or 38% of revenues, for the first nine months of 2010.

The increase in revenue for the first nine months of 2011, compared to the same prior year period, was due primarily to an increase of nearly $8.3 million in sales of European-style casino chips for the Galaxy and SJM casinos in Macau, as well as in other parts of Asia, and $1.3 million in RFID solutions revenue.  This increase was offset by a $4.3 million decline in American-style casino chip sales and a $2.1 million decline in furniture and accessories sales in the United States.

The Company ended the quarter with $25.2 million in cash, cash equivalents and marketable securities.

"Our results for the third quarter and the first nine months of 2011 were driven by continued higher revenues in Asia," commented Gregory Gronau, GPIC President and CEO. “We have also recently received orders from the Sands Cotai Central Project Parcels 5 and 6 in Macau, the Star Casino in Australia and from the Genting Casinos UK in the United Kingdom, which together include chips and plaques from the Company’s Bud Jones and Bourgogne et Grasset product brands.  Totaling approximately $6.2 million and to be delivered in 2012, these orders reflect our continued efforts to expand our relationships with key operators in every major gaming jurisdiction.”

About Gaming Partners International Corporation (GPIC)

GPIC manufactures and supplies casino table games and equipment to licensed casinos worldwide. Under the brand names of Paulson®, Bud Jones®, and Bourgogne et Grasset®, GPIC provides casino currency such as chips, plaques and jetons; casino tables, furniture and accessories; table layouts; playing cards; precision dice;  roulette wheels; and gaming-related RFID technology and applications.  Headquartered in Las Vegas, Nevada, GPIC has additional locations in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey; Gulfport, Mississippi; and Macau S.A.R., China.  For additional information, please visit www.gpigaming.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; the long-term growth and prospects of our business or any jurisdiction; the duration or effects of unfavorable economic conditions which may reduce our product sales; and the long term potential of the RFID casino currency solutions market and the ability of GPIC to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. GPIC’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Annual Report on Form 10-K for the period ended December 31, 2010, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more information please contact:

Gerald W. Koslow, Chief Financial Officer
+1.702.384.2425
jkoslow@gpigaming.com

# # #

GAMING PARTNERS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
 (unaudited)
(in thousands, except share amounts)

	September 30,	December 31,
	2011	2010
ASSETS
Current Assets:
Cash and cash equivalents	$8,521	$11,400
Marketable securities	16,635	18,350
Accounts receivable, net	5,115	6,838
Inventories	7,973	7,160
Prepaid expenses	1,028	790
Deferred income tax asset	536	949
Other current assets	2,285	1,578
Total current assets	42,093	47,065
Property and equipment, net	11,857	11,926
Intangibles, net	675	782
Deferred income tax asset	1,279	1,108
Inventories, non-current	304	496
Other assets, net	387	430
Total assets	$56,595	$61,807

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term debt	$17	$6,696
Accounts payable	2,943	3,216
Accrued liabilities	5,464	6,204
Customer deposits and deferred revenue	3,136	3,919
Income taxes payable	173	273
Total current liabilities	11,733	20,308
Long-term debt	19	32
Deferred income tax liability	564	491
Other liabilities	42	41
Total liabilities	12,358	20,872
Commitments and contingencies - see Note 8
Stockholders' Equity:
Preferred stock, authorized 10,000,000 shares, $.01 par value,
none issued or outstanding	-	-
Common stock, authorized 30,000,000 shares, $.01 par value,
8,199,016 issued and outstanding	82	82
Additional paid-in capital	19,360	19,196
Treasury stock, at cost; 8,061 shares	(196)	(196)
Retained earnings	23,383	20,269
Accumulated other comprehensive income	1,608	1,584
Total stockholders' equity	44,237	40,935
Total liabilities and stockholders' equity	$56,595	$61,807

GAMING PARTNERS INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$13,834	$12,383	$46,446	$43,235
Cost of revenues	9,596	8,319	31,347	26,914
Gross profit	4,238	4,064	15,099	16,321

Marketing and sales	1,194	1,088	3,604	3,363
General and administrative	2,587	1,899	7,432	7,336
Operating income	457	1,077	4,063	5,622
Other income and (expense)	125	75	357	229
Income before income taxes	582	1,152	4,420	5,851
Income tax provision	105	391	1,306	2,387
Net income	$477	$761	$3,114	$3,464

Earnings per share:
Basic	$0.06	$0.09	$0.38	$0.42
Diluted	$0.06	$0.09	$0.38	$0.42
Weighted-average shares of common stock outstanding:
Basic	8,199	8,199	8,199	8,199
Diluted	8,234	8,207	8,226	8,205